Exhibit 99.4

Trinity Industries, Inc.
Earnings Release Conference Call
Comments by Steve Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
February 17, 2011

Thank you, Tim, Good morning!

Fourth quarter operating results of the Rail Group and Leasing Group were consistent with the improving economic and rail transportation trends that Tim mentioned. Our Leasing Group saw lease fleet utilization increase to 99.3% and lease rate trends improve. Our Rail Group posted an increase in operating profit while shipping approximately 2,230 new railcars during the quarter. Our order backlog grew during the fourth quarter allowing us to plan a higher level of production for 2011. I am pleased with our operating performance in a highly challenging and competitive railcar marketplace.

We have seen continued improvement in demand for railcars that transport chemicals, minerals and agricultural products. Demand for railcars that serve the lumber, paper, automotive and coal industries continues to be weak. Significant numbers of idle intermodal railcars have been placed back into service prompting orders to build new intermodal railcars during the quarter. Lease renewals and lease rates appear to have stabilized and are showing signs of improvement in a few key markets. The overhang of idle railcars continues to decline and further analysis indicates that the supply and demand for certain railcar types are in balance.

During the 4th quarter, the industry received orders to build approximately 10,850 new railcars raising the 2010 total to slightly more than 30,000. Industry orders during the 4th quarter were heavily weighted toward strategic purchases of various railcars by railroads and TTX. Customers appear to be accelerating purchases to take advantage of the 2011 tax provisions favoring capital equipment investment. Industry orders were principally for covered hoppers, intermodal railcars and tank cars. Our current order inquiries reflect additional strategic purchases being considered by railroads and a few industrial shippers.

TrinityRail received orders for 3,330 new railcars during the 4th quarter. We were successful at securing orders that fit very well with our production plans. These orders should position us to attain increased operating leverage. We continue to be very selective about new orders we pursue. We have not aggressively pursued orders with weak pricing that would require us to open new production facilities or lines. Our 4th quarter orders included tank and covered hopper cars for industrial shippers, railroads and third party lessors. TrinityRail’s backlog was approximately 5,960 railcars at the end of the 4th quarter up 23% from the end of the prior quarter. Approximately 18% of the units in our railcar production backlog are for customers of our leasing business. We are projecting a similar level of production in the first quarter of 2011 to the level of production in the 4th quarter of 2010. Based upon orders received thus far in the 1st quarter and current inquiry levels, we project an increase in railcar production in the 2nd quarter of 2011.

We added 500 new railcars to our lease portfolio during the 4th quarter bringing our total lease fleet to more than 51,900 railcars, a 3.6% increase compared to the end of 2009. Our lease fleet utilization at the end of 2010 was 99.3%, up from 98.9% at the end of the 3rd quarter. Our average remaining lease term remained at 3.5 years. Renewal trends are returning to more historic norms and renewal lease rates, on average, increased modestly during the 4th quarter. In the near term, we expect to begin seeking longer lease terms as we have the opportunity to reprice assets last priced during the market downturn. The average age of the fleet is 6.0 years. The TRIP lease fleet totals 14,700 railcars operating at a 99.9% utilization.

We are focused on maximizing operating leverage to improve margins. Competitive pressures and excess railcar manufacturing capacity make it challenging at this time to achieve margin expansion through pricing improvements for orders of new railcars in certain markets. Our operating flexibility continues to be an asset as we increase railcar production to meet customer needs. We continue to closely monitor demand in the various industry market segments, each of which has its own set of supply and demand dynamics. The economic data and rail transportation metrics that we consider leading indicators of railcar demand are currently pointing toward a slow recovery in railcar manufacturing and improving fundamentals in our lease fleet.

I’ll now turn it over to Antonio.